Exhibit 10.103

MASTER Services AGREEMENT

This MASTER SERVICES AGREEMENT (this “Agreement”), dated as of May 20, 2026 (the “Effective Date”), is by and between ARK Capital Markets LLC, a Texas limited liability company (“ARK”), and Eightco Holdings Inc., a Texas corporation (NASDAQ: ORBS) (the “Company”).

WHEREAS, pursuant to that certain Letter of Intent / Term Sheet, dated March 8, 2026, by and between ARK and the Company, ARK agreed to enter into an agreement to provide certain services to the Company on the terms and conditions set forth therein; and

WHEREAS, the Company desires to enter into this Agreement to retain ARK to render, and ARK desires to provide, certain services, on the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

APPOINTMENT AND COMPENSATION

Section 1.1 – Appointment

The Company hereby appoints ARK to provide the Services (as defined in Section 2.1) on a non-exclusive basis, and ARK hereby accepts such appointment.

Section 1.2 – Relationship of the Parties

Nothing in this Agreement shall be construed as creating a partnership, joint venture, agency, or employment relationship between ARK and the Company. Except as expressly provided herein, neither party shall have any authority to contract or in any manner incur any liability or obligation for or in the name of the other party. Each party is and shall be solely liable for any federal, state, and provincial income and withholding taxes, unemployment taxes, FICA taxes, and workers’ compensation payments and premiums applicable to the services provided by such party’s personnel pursuant to this Agreement.

Section 1.3 – Compensation

The Company agrees to provide ARK with the following compensation for the Services:

(a) Warrants

The Company shall issue to ARK one or more warrants to purchase 2,200,000 shares of the Company’s common stock, $0.001 par value per share (“Common Stock”), at an exercise price of $1.01 per share, pursuant to a warrant agreement substantially in the form attached hereto as Exhibit A (the “ARK Warrants”). The ARK Warrants shall have a ten (10)-year term and shall vest over a period of five (5) years in equal quarterly installments commencing on the date that is three months following the Effective Date, with 110,000 of the ARK Warrants vesting and becoming exercisable at the end of each three-month period during the vesting period.

* Certain portions of this exhibit have been redacted in accordance with Item 6.01 (b)(10) of Regulations S-K. This information is not material and would likely cause competitive harm to the registrant if publicly disclosed. “[***]” indicates that information has been redacted.

The Company covenants that the shares issuable upon exercise of the warrants (the “Warrant Shares”) shall, by the 30th calendar day following the issuance of the ARK Warrants, be duly registered under the Securities Act of 1933, as amended, and listed for trading on the principal exchange on which the Company’s Common Stock is then traded.

In lieu of exercising the ARK Warrants by payment of the aggregate exercise price in cash, ARK may elect to exercise the ARK Warrants, in whole or in part, on a cashless (net) basis. In such event, the Company shall issue to ARK a number of shares of Common Stock equal to the net value of the ARK Warrants being exercised, determined by reference to the fair market value of the Common Stock as of the date of exercise, as set forth in the Warrant Agreement, with the exercise price satisfied by withholding a portion of the shares otherwise issuable upon such exercise. Any fractional shares shall be rounded down to the nearest whole share.

(b) Board Advisor Compensation

The Company shall appoint Brett Winton as the initial ARK-designated representative to serve as a strategic advisor (the “Advisor”) to the Company’s Board of Directors. ARK shall have the right to change its designated Advisor representative at any time, subject to the mutual consent of the Company, such consent not to be unreasonably withheld, conditioned, or delayed.

ARK shall receive: (i) annual cash compensation of $250,000 per year, payable directly to ARK in equal quarterly installments; and (ii) a one-time grant of 2,200,000 shares of restricted Common Stock (the “Advisor Shares”), to be issued in the name of ARK or its designee, subject to a five (5)-year vesting schedule, with 110,000 Advisor Shares vesting at the end of each three-month period during the vesting period. The specific terms and conditions of such Advisor Shares shall be set forth in an award agreement substantially in the form attached hereto as Exhibit B.

The Company does not expect to provide the Advisor with material non-public information. If the Company determines that providing such information is necessary for a particular assignment, the Company will notify ARK in advance and ARK will implement appropriate information barriers and trading restrictions for the relevant personnel. Payments due under this provision are not subject to the three-month deferral rule set forth in Section 1.3(c) and shall commence as of March 26, 2026, the effective date of the start of such services.

(c) Management Fee – Treasury Asset Management

ARK, or an affiliate of ARK that ARK designates, shall be entitled to receive a management fee (“Management Fee”) payable in cash by the Company in respect of the Company’s managed treasury assets, equal to [***] percent ([***]%) per annum of the value Company’s treasury assets under management (“AUM”). as compensation for the Services performed by the RIA Affiliate (as defined in Section 2.2). The Management Fee shall be calculated in a manner that is customary in the industry, and payable during the Initial Term and, as applicable, any Renewal Term (each as defined herein). Due to the regulatory structure of this arrangement, all Management Fee payments described in this Section 1.3(c) shall commence in arrears three (3) months following the Effective Date, and shall be conditioned upon the effectiveness of the registration of the RIA Affiliate.

(d) Incentive Fee – AUM Milestone Bonuses

In addition to the Management Fee described in Section 1.3(c) above, and subject to the ARK Parties’ performance of its services as outlined in Section 2.1 below and the obligations under the Letter Agreement between the parties, dated May 20, 2026 (the “Letter Agreement”), ARK shall be entitled to the following incentive compensation, one-time bonus payments upon the initial occurrence of the Company or its managed treasury assets reaching the following specified Capitalization Milestones:

Capitalization Milestone		Bonus Payment
$1,000,000,000	$	[***]
$5,000,000,000	$	[***]
$10,000,000,000	$	[***]

Each bonus payment shall be payable in cash or, at ARK’s election, in shares of the Company’s Common Stock. For purposes of these milestones, “Capitalization” means the higher of: (i) the net asset value of the Company’s treasury assets under management, or (ii) the Company’s market capitalization, calculated based on the trailing 20-day VWAP of the Company’s Common Stock, as calculated by Bloomberg.

ARTICLE II

DUTIES AND RESPONSIBILITIES

Section 2.1 – Services

ARK shall provide the following services (collectively, the “Services”) to the Company:

(a) Strategic Advisory Services. ARK shall serve as a strategic advisor to the Company, on a non-exclusive basis, providing guidance on business origination, capital markets strategy, portfolio construction, corporate development, and long-term value creation, including guidance in anticipation of any liquidity event or future capital markets transaction.

(b) Treasury – Balance-Sheet Strategy. ARK shall serve as a treasury advisor to the Company, on a non-exclusive basis, in connection with investment management, including advising on balance-sheet optimization, digital asset treasury strategy, and related capital allocation decisions. Asset management services under this Agreement shall be provided by a registered investment adviser affiliated with ARK Capital Markets LLC (the “RIA Affiliate”), as further described in Section 2.2.

(c) Access to Team, Resources, Network, and Brand. In furtherance of the strategic objectives described above, ARK shall provide reasonable access to relevant members of its internal team and internal resources, and, where appropriate and subject to availability, access to executives of ARK and their respective networks, in each case as may be reasonably necessary to support business origination, strategic development, capital markets strategy, strategic positioning, and related initiatives contemplated under this Agreement. Any such access shall be subject to ARK’s internal policies, compliance requirements, and scheduling constraints.

(d) Strategic Positioning and Market Narrative. ARK shall support the development of strategic positioning, investor-facing frameworks, and market narrative intended to support the Company’s capitalization, liquidity, and long-term value creation, including publication of research, public commentary, and institutional engagement.

(e) Balance Sheet Deal Flow. With respect to treasury balance sheet deployment and deal flow, ARK will arrange and coordinate deal diligence and underwriting services in connection with potential investments and/or acquisitions. ARK will also facilitate introductions to relevant market participants to support the review, evaluation, and structuring of transactions, including the sourcing of private portfolio opportunities. ARK’s provision of deal flow pursuant to this section will be subject to any investment opportunity allocation policies adopted by the RIA Affiliate.

(f) Public Engagement. Public engagement concerning the Company and its products, services and investor relations, including but not limited to media appearances, social media posts, public statements and quotes for Company press and media materials.

(g) Additional Services. Such other consulting and business advisory services as may be agreed upon between the parties from time to time.

(h) Regulatory Compliance. Notwithstanding the foregoing, the parties agree that the Services will be provided only to the extent consistent with applicable law, including any registration and licensing requirements. In addition, the parties agree that certain Services to be provided under this Agreement may constitute broker-dealer activity under the Securities Exchange Act of 1934. Any such activities shall be performed exclusively by and through an entity that is a registered broker-dealer, subject to all applicable regulatory approvals, oversight, and internal compliance policies. Unless ARK is registered as a broker-dealer, any compensation for such activities shall be paid exclusively to the broker-dealer identified by ARK.

Section 2.2 – Service Structure; RIA Affiliate

The parties acknowledge that, due to the regulatory structure of this arrangement, asset management services described in Section 2.1(b) and 2.1(e) shall be provided by the RIA Affiliate. The RIA Affiliate shall be solely responsible for the provision of investment advisory and asset management services under this Agreement, and all such services shall be provided in compliance with applicable federal and state securities laws, including the Investment Advisers Act of 1940, as amended, and the rules thereunder. ARK shall use commercially reasonable efforts to effectuate the registration of the RIA Affiliate as promptly as practicable. In the event that such registration has not been completed as of the date that management fees would otherwise commence, the commencement of management fee payments shall be delayed until such registration is effective, without any further obligation or penalty to ARK. Further, the parties agree that the Company and the RIA Affiliate will enter into a separate investment management agreement that will govern the provision of the asset management services described in Section 2.1(b).

ARTICLE III

TERM AND TERMINATION

Section 3.1 – Term

(a) Unless earlier terminated pursuant to this Section 3.1, this Agreement shall continue in full force and effect for an initial term of [***] from the Effective Date (the “Initial Term”). Thereafter, this Agreement shall automatically renew for successive [***] periods (each, a “Renewal Term”), unless either party provides written notice of non-renewal to the other party at least ninety (90) days prior to the end of the Initial Term or the then-current Renewal Term, as applicable.

(b) Notwithstanding the foregoing, this Agreement shall terminate upon: (i) delivery by either party of written notice of termination for material breach, which breach is not able to be cured or otherwise remains uncured ninety (90) calendar days following delivery of written notice of such breach; or (ii) upon mutual written agreement of the parties.

(c) Neither party shall have the right to terminate this Agreement for convenience during the Initial Term or any Renewal Term, except by non-renewal as expressly provided in this Section 3.1. For the avoidance of doubt, the failure to achieve any particular financial result, AUM target, or investment return shall not constitute grounds for termination by either party.

Section 3.2 – Effect of Termination

Upon termination of this Agreement, all rights and obligations of the parties shall cease; provided, however, that: (a) any vested options, warrants, or rights to purchase, and any accrued and unpaid compensation, shall survive such termination; and (b) the rights and obligations set forth in Articles IV through VIII shall survive such termination.

Section 3.3 – Survival of Economic Rights

Termination or expiration of this Agreement shall not result in the forfeiture of any vested equity, warrants, options, or accrued milestone rights, all of which shall survive in accordance with their terms.

Section 3.4 – Change of Control

(a) Upon the occurrence of a Change of Control (as defined below), all unvested warrants, shares, options, and other equity-based awards previously granted to ARK or its designees pursuant to this Agreement shall immediately and automatically vest in full as of the date of the closing of such Change of Control transaction (the “CoC Closing Date”). Milestone-based incentive compensation as outlined in section 1.3(d) shall not be subject to termination under any provision of this Agreement on or following the CoC Closing Date without payment of an amount equal to the pro rata share of the next milestone achieved, calculated based on the Capitalization as of the CoC Closing Date or the date of post-closing termination, whichever is applicable.

(b) For purposes of this Agreement, “Change of Control” shall mean: (A) any merger, consolidation, or business combination in which the Company’s stockholders immediately prior to such transaction hold less than fifty percent (50%) of the voting power of the surviving or resulting entity; (B) the sale, lease, exchange, or other transfer of all or substantially all of the Company’s assets; (C) any transaction or series of related transactions resulting in any person or group (as such terms are used in Section 13(d) of the Securities Exchange Act of 1934) becoming the beneficial owner of more than fifty percent (50%) of the Company’s outstanding voting securities; or (D) any liquidation, dissolution, or winding up of the Company.

(c) In the event of a Change of Control, the Company (or its successor) shall, as a condition to the closing of such transaction, cause the surviving or acquiring entity to expressly assume all obligations under this Agreement, including all equity awards, milestone rights, and compensation obligations. Failure of the successor entity to assume such obligations shall constitute a termination without cause.

Section 3.5 – Board Removal Protections

The Company shall not remove or take any action to cause the removal of ARK’s designated Advisor without ARK’s prior written consent, except in the event of commission of a felony or other criminal act rising to the level of theft, fraud, embezzlement, or similar conduct by such Advisor.

ARTICLE IV

NATURE OF AGREEMENT

Section 4.1 – Nature of Agreement

(a) During the term of this Agreement, the Company, on behalf of itself and its subsidiaries, agrees that ARK shall be the Company’s non-exclusive provider of the types of services comprising the Services. Nothing contained herein shall restrict ARK or any of its affiliates, including investment funds and other entities managed by or otherwise affiliated with ARK (“Affiliated Entities”), or any of its or their respective equityholders, managers, directors, officers, employees, representatives, or agents (collectively, the “ARK Parties”) from engaging in any other business or devoting time and attention to any other business, including rendering services of any kind to any other entity, firm, individual, or association. Nothing in this Agreement shall be interpreted to provide that ARK shall be the exclusive financial, management, strategic planning, and/or business operations advisor to the Company.

(b) Each of the ARK Parties: (i) shall have the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly engage in the same or similar business activities or lines of business as the Company or do business with any supplier, vendor, client, or customer of the Company; (ii) shall not have any liability to the Company for breach of any duty by reason of any of the activities set forth in the preceding clause (i); (iii) shall not have any duty (contractual or otherwise) to communicate or present any corporate or business opportunity to the Company except as otherwise provided in provision of the Services; and (iv) shall not have any liability to the Company for breach of any duty by reason of the fact that any member of the ARK Parties directly or indirectly pursues or acquires such opportunity for itself or directs such opportunity to another person.

(c) The Company, on behalf of itself and its affiliates, hereby renounces and waives any right to require the ARK Parties to act in a manner inconsistent with the provisions of this Section 4.1. Notwithstanding the foregoing, the ARK Parties’ rights to engage in competing business activities are conditioned upon ARK’s compliance with Sections 5 and 6 of this Agreement. ARK agrees to implement and maintain standard, commercially reasonable information barriers to ensure that the Company’s non-public information is not accessible to or shared with any ARK personnel who are actively advising direct competitors of the Company. Further, the Company acknowledges and agrees that ARK may possess material non-public information about third parties, and agrees that ARK is excluded from any duty to disclose that information to the Company or to provide advice to the Company based on such information.

ARTICLE V

CONFIDENTIALITY

Section 5.1 – Confidentiality

(a) The content of this Agreement and any discussions, correspondence, or documentation heretofore or hereafter occurring pertaining to proposed transactions between ARK and the Company will be held by ARK and the Company in strict confidence and will not be disclosed to nor discussed with any person other than ARK’s or the Company’s respective agents, employees, management, board of directors, affiliates, and respective agents and advisors, without the prior written consent of the other party hereto. Notwithstanding the foregoing, ARK and the Company shall (1) comply with applicable disclosure requirements, including, for example, ownership disclosure in connection with any offering or any filings required under the Securities Exchange Act of 1934, as amended, including any filings with the U.S. Securities and Exchange Commission, (2) be permitted, in each party’s reasonable judgement, to disclose their relationship in connection with any publication of research reports or statements concerning the company made by ARK or any of its affiliates. In addition, ARK may, in its discretion, disclose its participation in any non-confidential transaction, including the placement of announcements in financial and other newspapers and periodicals describing its services.

(b) Except as required by law or regulation, or pursuant to order of a court of competent jurisdiction, no analysis, information, or advice, whether communicated in written, electronic, oral, or other form, provided by ARK or its affiliates in connection with the Services (the “ARK Information”) shall be disclosed by the Company, in whole or in part, to any third party or circulated or referred to publicly, without the prior written consent of ARK. Notwithstanding anything herein to the contrary, the fact of ARK’s services and the advice of ARK may be disclosed by the Company to its affiliates and its directors, officers, accountants, financial and legal advisors, and employees (the “Company Representatives”) to the extent required in connection with ARK’s provision of the Services.

(c) Each party hereto acknowledges and agrees that irreparable damage may occur to the other in the event any of the provisions of this Section 5 were not performed in accordance with their specific terms or were otherwise breached and monetary damages may not be a sufficient remedy for any such non-performance or breach. Accordingly, each party shall be entitled to seek specific performance of the terms of this Section 5, including, without limitation, an injunction or injunctions to prevent breaches of the provisions of this Section 5 in any court of competent jurisdiction located in New York, New York, in addition to any other remedy to which such party may be entitled at law or in equity.

ARTICLE VI

INFORMATION PROVIDED TO ARK

Section 6.1 – Information Provided to ARK

(a) The Company, at its sole discretion, will furnish ARK with certain information concerning the Company (collectively, the “Information”) as ARK reasonably requests in connection with this Agreement and, where appropriate and subject to availability, will provide ARK with reasonable access to the Company’s officers, directors, employees, accountants, counsel, and other representatives. To the best of the Company’s knowledge, the Information will be true and correct in all material respects.

(b) In performing the Services, ARK shall be entitled to use and rely upon the Information as well as publicly available information without independent verification. ARK shall not bear responsibility for the accuracy or completeness of the Information furnished by the Company and shall not be liable for any claims or losses resulting from any inaccuracy or lack of completeness of such information. The Company shall be solely responsible for the information in any prospectus, registration statement, or otherwise provided to investors in connection with any offering of securities, except as otherwise provided in any agreement between ARK and the Company.

ARTICLE VII

EXCULPATION AND INDEMNIFICATION

Section 7.1 – Exculpation

(a) None of the ARK Parties shall have any liability to the Company or its affiliates, equity holders, managers, directors, officers, employees, representatives, or agents for any losses, fees, damages, liabilities, costs, expenses, or equitable relief arising out of or relating to this Agreement, the transactions contemplated hereby, or the Services to be rendered hereunder, except to the extent that it is determined by an arbitrator, adjudicator, or court of competent jurisdiction that such losses resulted from the fraud, bad faith, gross negligence, or willful misconduct of one or more of the ARK Parties. In no event shall any of the ARK Parties be liable: (i) for incidental, indirect, special, consequential, or punitive damages, including lost profits or savings, whether or not foreseeable; or (ii) in the aggregate for any liability in excess of the aggregate amount of fees and compensation paid to ARK hereunder.

(b) Neither the Company nor any Company Representative shall have any liability to ARK or the ARK Parties, or their respective affiliates, equity holders, managers, directors, officers, employees, representatives, or agents for any losses, fees, damages, liabilities, costs, expenses, or equitable relief arising out of or relating to this Agreement, the transactions contemplated hereby, or the Services to be rendered hereunder, except to the extent that it is determined by an arbitrator, adjudicator, or court of competent jurisdiction that such losses resulted from the fraud, gross negligence, or willful misconduct of the Company. In no event shall the Company or any Company Representative be liable: (i) for incidental, indirect, special, consequential, or punitive damages, including lost profits or savings, whether or not foreseeable; or (ii) in the aggregate for any liability in excess of the aggregate amount of fees payable under this Agreement.

Section 7.2 – Indemnification

(a) In the event that either Party, or any of its respective current or former directors, officers, partners, managers, agents, representatives, or employees, or those of any of its affiliates, or any other person controlling such Party or any of its affiliates (collectively, “Indemnified Persons”) becomes involved in any capacity in any actual or threatened action, claim, suit, investigation, or proceeding against the other Party (an “Action”) arising out of, related to, or in connection with this Agreement or any matter referred to herein, the other Party (the “Indemnifying Party”) will reimburse such Indemnified Person for the reasonable out-of-pocket costs and expenses actually incurred in connection with such Action (including the reasonable fees and disbursements of one (1) legal counsel for all Indemnified Persons) of investigating, preparing for, and responding to such Action, as they are incurred; provided that such Indemnified Person agrees in writing to promptly refund such reimbursed expenses to the Indemnifying Party if it is ultimately determined that such Indemnified Person is not entitled to indemnification under this Agreement.

(b) Each Party, on its own behalf and in the event that it is the Indemnifying Party, agrees to indemnify and hold harmless any Indemnified Person from and against any losses, claims, damages, or liabilities (collectively, “Losses”): (A) related to or arising out of (i) the Indemnifying Party’s actions or failures to act (including oral or written statements or omissions made) or information provided by or on behalf of the Indemnifying Party or its agents, except to the extent such statement, omission, or information is based upon and made in conformity with information furnished in writing to the Indemnifying Party expressly for use therein, or (ii) actions or failures to act by an Indemnified Person with the Indemnifying Party’s written consent or in reasonable reliance on written information furnished by or on behalf of the Indemnifying Party; or (B) otherwise arising out of, related to, or in connection with this Agreement or the Indemnifying Party’s performance thereof. Notwithstanding anything to the contrary herein, neither Party shall have any obligation to reimburse, indemnify, exculpate, or hold harmless any Indemnified Person for any Losses determined by a court of competent jurisdiction to have arisen from the fraud or willful misconduct of such Indemnified Person.

(c) Promptly after receipt by an Indemnified Person of notice of the commencement of any Action, such Indemnified Person shall notify the Indemnifying Party in writing. The Indemnifying Party shall have the right, upon written notice to the Indemnified Person, to assume the defense of any Action for which indemnification is sought with counsel reasonably satisfactory to the Indemnified Person.

(d) The Indemnifying Party will not, without the other Party’s prior written consent (not to be unreasonably withheld), settle, compromise, or consent to the entry of any judgment in any Action in respect of which indemnification is or may be sought hereunder unless such settlement includes a release of each Indemnified Person from any Losses arising out of such Action.

ARTICLE VIII

TRANSFER RIGHTS

Section 8.1 – Transfer Rights

Notwithstanding any transfer restrictions described in this Agreement or otherwise applicable under relevant securities laws, rules or regulations, ARK may, without the prior consent of the Company, transfer ownership of any warrants, shares, options, or rights to purchase Common Stock to an affiliate of ARK, including an entity that has beneficial owners other than ARK.

ARTICLE IX

MISCELLANEOUS

Section 9.1 – Entire Agreement

This Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter hereof, supersedes all prior agreements with respect thereto (including the Term Sheet, except for the binding provisions thereof), has been duly authorized and executed by each of the parties hereto, and constitutes the legal, binding obligation of each such party. For the avoidance of doubt, the Investment Commitment Letter dated March 11, 2026 is a separate, standalone agreement between the parties and is not incorporated into or made a part of this Agreement.

Section 9.2 – Governing Law

This Agreement, and any claim, controversy, or dispute arising under or related to this Agreement, shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts-of-law principles. Each of the Company and ARK irrevocably and unconditionally submits to the exclusive jurisdiction and venue of any State or Federal court sitting in New York City over any action, suit, or proceeding arising out of or relating to this Agreement. ARK and the Company each waive any right to trial by jury in any action, claim, suit, or proceeding arising hereunder.

Section 9.3 – Assignment; Third-Party Rights

This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other Party. The ARK Parties shall be third-party beneficiaries of Article VII, but otherwise this Agreement is for the sole benefit of the Parties and their successors and permitted assigns.

Section 9.4 – Amendment and Modification; Waiver

This Agreement may be amended, modified, or supplemented only by an agreement in writing signed by the Company and ARK. No provision of this Agreement may be waived unless executed by the party against whom such waiver is sought.

Section 9.5 – Further Assurances

At any time or from time to time after the date hereof, each party shall cooperate in good faith with the other party and, at the request of a party, execute and deliver any further instruments or documents and take all such further action as the requesting party may deem necessary or advisable to evidence or effectuate the consummation of the transactions contemplated hereby.

Section 9.6 – Severability

If any provision contained in this Agreement shall for any reason be held invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

Section 9.7 – Construction

Each party acknowledges that such party and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applicable to the construction or interpretation of this Agreement.

Section 9.8 – Counterparts; Electronic Delivery

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures delivered by electronic means (including PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000) shall be treated as original signatures with full binding legal effect.

Section 9.9 – Notices

All notices, consents, waivers, and other communications hereunder shall be in writing and shall be: (i) delivered by hand, (ii) sent by email, or (iii) sent by a nationally recognized overnight delivery service, charges prepaid, to the address set forth below:

If to the Company:

Eightco Holdings Inc.

101 Larry Holmes Drive, Suite 313

Easton, PA 18042

Attn: Kevin O’Donnell, Chief Executive Officer

Email: [***]

with a copy (which shall not constitute notice) to:

Winston & Strawn LLP

800 Capitol St., Suite 2400

Houston, TX 77002

Attn: Michael Blankenship; Jordan Saddoris

Email: [***]

If to ARK:

ARK Capital Markets LLC

200 Central Avenue

St. Petersburg, FL 33701

Attn: Paul Wilson, Forest Wolfe

Email: [***]

with a copy (which shall not constitute notice) to:

Proskauer Rose LLP

Eleven Times Square

New York, NY 10036

Attn: Boris Dolgonos

Email: [***]

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, ARK and the Company have duly executed this Agreement on the day and year first above written.

ARK CAPITAL MARKETS LLC

By:	/s/ Paul Wilson
Name:	Paul Wilson
Title:	Chief Financial Officer & Chief Strategy Officer

EIGHTCO HOLDINGS INC.

By:	/s/ Kevin O’Donnell
Name:	Kevin O’Donnell
Title:	Chief Executive Officer